PHILLIPS-VAN HEUSEN CORPORATION

                     1998 SENIOR MANAGEMENT BONUS PROGRAM




          For fiscal year 1998, Phillips-Van Heusen (the "Company") implemented a senior management bonus program under which 17 senior management executives may receive a bonus based on (a) for executives with corporate responsibility, earnings targets for the Company as a whole and (b) for executives responsible for a division or divisions, earnings targets for such division(s).

          Threshold, budget and maximum earnings targets were set by the Company, and bonus payments will be calculated in relation to the extent to which earnings fall within the target range. The amount of the bonus payment will be a varying percentage of a participant's base salary.

          The amount of a participant's bonus payment, if any, for the 1998 fiscal year will be determined by the end of the first quarter of the 1999 fiscal year. Payment of such bonus will be subject to a vesting period, ending the last day of the 1999 fiscal year. Payment of such bonus will be made on the first day of the 2000 fiscal year, together with interest accruing from the first day of the second quarter of the 1999 fiscal year.

          In the event of the death or disability of a participant during the 1998 fiscal year, the participant or his or her estate will receive the bonus, if any, which would otherwise have been payable to the participant for the fiscal year, pro rated to reflect the portion of the fiscal year worked by the participant. In order to remain eligible to receive a bonus, a participant must be employed by the Company on the last day of the vesting period or must have died or become disabled during the 1999 fiscal year.

          The Compensation Committee reserves the right to amend this Program for the benefit of any participant or waive any of its provisions (including the vesting period).